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                                                                    Exhibit 8(n)


                  AMENDMENT TO THE TRANSFER AGENCY AGREEMENT

     THIS AMENDMENT, dated as of _________, 2000 is made to the Transfer Agency Agreement dated October 4, 1989 (the "Agreement") between BlackRock Funds(SM) (the "Fund") and PFPC Inc. ("PFPC").


                                  WITNESSETH

     WHEREAS, PFPC provides certain support services to banks and other financial institutions ("Clients") which offer mutual fund-based asset allocation, supermarket and/or other similar products requiring sub-accounting services ("Wrap Program(s)") to their respective customers ("Wrap Program Participants"); and

     WHEREAS, the Fund desires to make shares ("Shares") available through the Wrap Programs offered by the Clients and in connection therewith retain PFPC to perform certain services described herein and PFPC is willing to provide such services.

     NOW THEREFORE, the Fund and PFPC agree that as of the date first referenced above, the Transfer Agency Agreement shall be amended as follows:

1. In addition to the services set forth in the Agreement, PFPC agrees to perform the services specified in the attached Schedule A (the "Services") for the benefit of the Wrap Program Participants who maintain shares of the Fund through Wrap Programs and PFPC accepts such appointment. PFPC may subcontract with the Clients to link the PFPC System with the Clients, in order for the Clients to maintain Fund shares positions for each Wrap Program Participant.

2. This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Transfer Agency Agreement and related agreements, this Amendment shall control, but the Transfer Agency Agreement and all related documents shall otherwise remain in full force and effect.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


BlackRock Funds(SM)


By:____________________________
Name:
Title:



PFPC INC.


By:____________________________
Name:
Title:
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                                   SCHEDULE A
                                   ----------

                                    SERVICES
                                    --------

  1. Receive from Clients purchase, redemption and related instructions relating to Wrap Program Participants and facilitate money settlement with respect to the accounts established by PFPC on the transfer agent books and records of the Fund (the "Omnibus Accounts"), which shall be registered as "PFPC F/B/O Client Wrap Program".

  2. Facilitate payment to Wrap Program Participants of the proceeds of redemptions, dividends and other distributions.

  3. As determined solely by PFPC in accordance with applicable rules and, cause (a) periodic account statements, (b) 1099R documentation, (c) proxies, prospectus revisions, annual reports of the Funds, as are provided by the Fund to be prepared and mailed to Wrap Program Participants.

  4. Reconcile share positions for each Wrap Program and upon request provide certification the Fund with respect thereto.

  5. Maintain records for each Wrap Program Participant, which shall reflect shares purchased and redeemed, as well as account and share balances.

  6. Act as service agent in connection with dividend and distribution functions; shareholder account and administrative agent functions in connection with the issuance, transfer, and redemption or repurchase of Fund shares. PFPC shall create and maintain all records required of it pursuant to its duties hereunder and as set forth herein pursuant to applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained for the periods and in the places required by Rule 31a-2 under the 1940 Act.
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  7.  Upon reasonable notice by the Fund, PFPC shall make available during regular business hours such of its facilities and premises employed in connection with the performance of its duties under this Agreement for reasonable visitation by the Fund, or any person retained by the Fund as may be necessary to evaluate the quality of the services performed pursuant hereto.